UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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HEARTLAND PAYMENT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HEARTLAND PAYMENT SYSTEMS, INC.

90 NASSAU STREET

PRINCETON, NJ 08542

NOTICE OF 2012 Annual Meeting OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2012

The Board of Directors of Heartland Payment Systems, Inc. (the “Company”) hereby gives notice that the 2012 Annual Meeting of Stockholders will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, on Friday, May 4, 2012 at 10:00 a.m. (local time), for the following purposes:

1.	To elect seven (7) Directors, nominated by the Board of Directors, to the Company’s Board of Directors for terms expiring at the 2013 Annual Meeting and until their successors are duly elected and qualified as provided in the Company’s Bylaws;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve, by a non-binding advisory vote, our executive compensation; and
4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Proposal No. 1 relates solely to the election of seven (7) Directors nominated by the Board of Directors and does not include any other matters relating to the election of Directors, including without limitation, the election of Directors nominated by any stockholder of the Company.

This Notice of Annual Meeting of Stockholders, the Company’s Proxy Statement and the accompanying proxy card, and the Company’s Annual Report, including the Company’s Form 10-K for the fiscal year ended December 31, 2011, were first mailed on or about April 6, 2012. Stockholders of record at the close of business on March 14, 2012 (the “Record Date”) are entitled to notice of and vote at the meeting and any adjournments or postponements thereof. If you attend the meeting you may vote in person if you wish, even though you have previously returned your proxy.

You are entitled to attend the Annual Meeting in person only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

By Order of the Board of Directors

/s/ Charles H.N. Kallenbach

Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary

Princeton, New Jersey

Date: April 6, 2012

IMPORTANT: YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

HEARTLAND PAYMENT SYSTEMS, INC.

90 NASSAU STREET

PRINCETON, NJ 08542

PROXY STATEMENT

2012 Annual Meeting of Stockholders

To Be Held On May 4, 2012

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by the Board of Directors of Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), of proxies for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Friday, May 4, 2012, at 10:00 a.m., (local time), at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, and at any adjournments thereof. This Proxy Statement and the enclosed proxy card and the Company’s Annual Report to Stockholders, including the Company’s Form 10-K for the fiscal year ended December 31, 2011, are first being sent to stockholders on or about April 6, 2012.

Voting Securities. The close of business on March 14, 2012 was selected as the record date (the “Record Date”) for determining the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were approximately 38,926,803 shares of Common Stock outstanding and approximately 23 holders of record. Each holder of record is entitled to one (1) vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. No other class of securities will be entitled to vote at the Annual Meeting. Stockholders have no cumulative voting rights.

Quorum. The presence in person or by properly executed proxy of the record holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum at the Annual Meeting. Shares that are voted “FOR, AGAINST, ABSTAIN” or “WITHHOLD” on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum.

Vote Required. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, as each is in effect on the date hereof, if a quorum exists at the Annual Meeting, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of Directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other proposal to be considered at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval.

Abstentions. Under the Company’s Bylaws and applicable Delaware law, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for transacting business and (ii) the total number of shares present in person or represented by proxy and entitled to vote on a proposal. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, for any matter other than the election of Directors, an abstention will have the same effect as a vote against the proposal.

Broker Non-Votes. “Broker non-votes” (i.e., shares held by a broker, bank, trustee or nominee which are represented at the meeting, but with respect to which the broker, bank, trustee or nominee is not empowered to vote on a particular non-routine proposal) will be counted in determining whether a quorum is present. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Under New York Stock Exchange rules, beneficial owners of shares held in street name who do not provide the broker, bank, trustee or nominee that holds such shares with specific voting instructions empower the broker, bank, trustee or nominee to have discretion to vote such shares on Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), but not with respect to Proposal 1 (Election of Directors) and Proposal 3 (relating to executive compensation), in which case, such shares will be counted as a “broker non-vote” on those proposals.

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Voting of Proxies. All shares represented by a valid proxy card received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy card, the shares will be voted FOR all nominees and FOR all other proposals described herein.

A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to our Corporate Secretary at the address given above, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance alone at the Annual Meeting is not sufficient to revoke a proxy; a stockholder must vote it at the Annual Meeting to revoke the proxy.

The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy card that accompanies this Proxy Statement will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

Seven (7) individuals, all of whom are presently members of our Board of Directors, have been nominated for election as our Directors for terms expiring at our 2013 Annual Meeting and until their respective successors are elected and qualified. The persons named in the proxy card that accompanies this Proxy Statement, who have been designated by our Board of Directors, intend, unless otherwise instructed on the proxy card, to vote for the election to the Board of Directors of the persons named below. If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors. The Board of Directors has no reason to believe any of the persons named will be unable to serve if elected.

Vote Required

If a quorum is present, the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 1.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Information Concerning Directors and Nominees

Information regarding each nominee for Director is set forth in the following table:

Name	Age	Director Since	Position	Term Expires at the Annual Meeting Held In The Year
Robert O. Carr	66	2000	Chairman and Chief Executive Officer	2013
Mitchell L. Hollin	49	2001	Director	2013
Robert H. Niehaus	56	2001	Director	2013
Marc J. Ostro, Ph.D.	62	2002	Director	2013
Jonathan J. Palmer	69	2003	Director	2013
George F. Raymond	75	2004	Director	2013
Richard W. Vague	56	2007	Director	2013

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Our policy is not to discriminate on the basis of race, gender or ethnicity and our Board of Directors is supportive of any qualified candidate who would also provide our Board with more diversity; however, we have no formal policy regarding Board diversity. Our Nominating Committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our Nominating Committee’s and Board of Directors’ priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our business strategy. The biographical information presented below includes certain qualifications, attributes, skills and other information with respect to the seven directors currently serving on our Board of Directors that caused our Nominating Committee and Board of Directors to determine that the person should serve as one of our directors:

Robert O. Carr, age 66, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois. Because of Mr. Carr’s deep knowledge of our business and industry as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing us, we believe that he is an invaluable member of our Board of Directors.

Mitchell L. Hollin, age 49, has served as one of our Directors since October 2001 and as our lead director since January 2011. Mr. Hollin is a Partner of LLR Capital, L.P., which is the general partner of LLR Equity Partners, L.P., an independent private equity firm, which he joined in August 2000. From 1994 until joining LLR Capital, L.P., Mr. Hollin was a founder and Managing Director of Advanta Partners LP, a private equity firm affiliated with Advanta Corporation. Prior to his involvement with Advanta Partners LP, Mr. Hollin was a Vice President at Cedar Point Partners LP, a middle market buyout firm and before that an Associate at Patricof & Co. Ventures, Inc., an international venture capital firm. Mr. Hollin is a member of the board of directors of various private companies. Mr. Hollin received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Hollin’s 20 plus years of private equity investment experience with industry expertise in financial services, information technology and outsourced business services as well as his service as a director of numerous companies provides our Board of Directors with insight into the strategic and operational issues that our Company faces.

Robert H. Niehaus, age 56, has served as one of our Directors since October 2001.  Mr. Niehaus is the Chairman and founder of GCP Capital Partners, the successor to Greenhill Capital Partners, the merchant banking business of Greenhill & Co., Inc. (NYSE: GHL).  Mr. Niehaus also serves as a Senior Advisor of Greenhill & Co.  Prior to year end 2010, Mr. Niehaus served as the Chairman and a Senior Member of Greenhill Capital Partners, which he formed upon his arrival in January 2000.  Mr. Niehaus served as a member of Greenhill & Co.’s Management Committee from its formation in January 2004 until December 2010.  Prior to joining Greenhill & Co., Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999.  Mr. Niehaus was Vice Chairman and a Director of the Morgan Stanley Leveraged Equity Fund II, L.P., a private equity investment fund, from 1992 to 1999, and was Vice Chairman and a Director of Morgan Stanley Capital Partners III, L.P., a private equity fund, from 1994 to 1999.  Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998.  Mr. Niehaus currently serves as the Chairman of the Board of Directors of Iridium Communications Inc., a mobile satellite company and the director of various private companies.  Mr. Niehaus previously served as a director of the following publicly held companies: American Italian Pasta Company from 1992 to January 2008, Crusader Energy Group Inc. from July 2008 to July 2009, EXCO Resources Inc. from November 2004 to June 2009, Global Signal, Inc. from October 2002 until its merger with Crown Castle International Corp., or Crown Castle, in January 2007, and Crown Castle from January 2007 to July 2007. Mr. Niehaus received a B.A. in International Affairs from the Woodrow Wilson School at Princeton University and an M.B.A. from the Harvard Business School.  Mr. Niehaus has substantial experience in investment banking and financial services, and has served as a director of numerous companies.  He is familiar with and has designed complex capital structures.

Marc J. Ostro, Ph.D., age 62, has served as one of our Directors since October 2002. Since February 17, 2006, Dr. Ostro has served as a General Partner in Devon Park Bioventures, a venture capital fund targeting investments in

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therapeutics companies and, in certain cases, medical device, diagnostic and drug discovery technology companies. Previously, from January 2002 to February 2006, Dr. Ostro was a partner at TL Ventures, L.P., a Pennsylvania-based venture capital firm. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000. From November 1997 to May 2000, he was Senior Managing Director and Group Leader for KPMG Life Science Corporate Finance (Mergers and Acquisitions). In 1981, Dr. Ostro co-founded The Liposome Company, a biotechnology company. Dr. Ostro received a B.S. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a Postdoctoral Fellow and Assistant Professor at the University of Illinois Medical School. Dr. Ostro brings to the Board significant experience with complex capital structures and related issues and with assisting companies with strategic allocation of capital resources.

Jonathan J. Palmer, age 69, has served as one of our Directors since November 2003. Since May 2006, Mr. Palmer has served as President and Chief Executive Officer of PA Liberty Holdings, an investment company. From November 2005 until September 2010, Mr. Palmer served as President and Chief Executive Officer of FSV Payment Systems, a leading prepaid debit issuer and processor. From 1999 to October 2003, Mr. Palmer served as President and Chief Executive Officer of Vital Processing Services. From 1996 to 1999, he served as President and Chief Executive Officer of Wellspring Resources, an outsourced benefits administrator. From 1990 to 1996, Mr. Palmer was the Chief Retail Banking and Technology Executive at Barnett Banks, where he created Barnett Technologies, an outsourced services firm offering a wide range of back office functions for banks. Prior to joining Barnett Banks, he was an Executive Vice President with Shearson Lehman Brothers, and held a number of roles at Fidelity Bank in Philadelphia, succeeding to Vice Chairman in the late 1980s. Mr. Palmer received a B.S. in Applied Mathematics from LaSalle University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Palmer brings to our Board substantial experience in our industry, having served as Chief Executive Officer of several companies in the payment processing industry. Because of such experience, we believe that Mr. Palmer has a deep understanding of many of the strategic and operational issues we face and provides useful insight to our Board as we review our strategic initiatives.

George F. Raymond, age 75, has served as one of our Directors since March 2004. Mr. Raymond has served as President of Buckland Corporation, a consulting company to the information technology industry, since 1989. Previously, Mr. Raymond was Chief Executive Officer of Automatic Business Centers, Inc., a payroll processing company he founded in 1972 and sold to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of Analytical Graphics, Inc., a privately held software solutions provider, and NationsHealth, a health care provider. Mr. Raymond previously served as a director of BMC Software, Inc., a publicly held company, from 1988 until 2009. Mr. Raymond received a B.B.A. in Accounting from the University of Massachusetts and qualified as a C.P.A. in Pennsylvania. Because of his extensive experience as a financial expert and as a consultant to the information technology industry, we believe that Mr. Raymond is able to provide valuable input regarding our financial affairs, as well as other matters; in particular, his prior career as an executive with payroll companies provides deep perspectives on our opportunities and challenges in Heartland Payroll Company, a subsidiary of the Company.

Richard W. Vague, age 56, has served as one of our Directors since May 2007.  Since October 2010, Mr. Vague has served as Managing Partner of Gabriel Investments, an early stage investment fund.  From May 2007 until September 2011, Mr. Vague served as Chief Executive Officer and Co-Founder of Energy Plus, a Philadelphia-based electricity and natural gas supplier.  Immediately prior to that, Mr. Vague served as the Chief Executive Officer of Barclays Bank Delaware, a financial institution and credit card issuer, a company he co-founded as Juniper financial in 2000; the company was sold to Barclays Bank Delaware in 2004.  From 1985 to 1999, Mr. Vague was with First USA, a company he co-founded and eventually served as Chairman and CEO.  He also served for a period as Chairman of Paymentech, the merchant processing subsidiary of First USA.  In 1997, Bank One acquired First USA.  Mr. Vague received a B.S. in communication from the University of Texas at Austin.  Mr. Vague has served as a Chief Executive Officer and corporate Chairman in our industry for more than 20 years, which gives him an understanding of many of the strategic and operational issues we face.

There are no family relationships among any of the Company’s directors or executive officers.

Information Concerning the Board of Directors

Under our Certificate of Incorporation and Bylaws, the Board of Directors determines the number of directors on the Board. We currently have seven (7) Directors. The Board of Directors held thirteen (13) meetings during the fiscal year ended December 31, 2011. Each of our Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and relevant committees held during fiscal year 2011.

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It is our policy to encourage directors to attend our annual meetings of stockholders. All of our Directors attended our 2011 annual meeting of stockholders.

The Board of Directors has determined that the following Directors are “independent” under current New York Stock Exchange (“NYSE”) rules: Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer, George F. Raymond and Richard W. Vague. To be considered independent our Directors must meet the bright-line independence standards under the listing standards of the NYSE, and the Board of Directors must affirmatively determine that the Director otherwise has no material relationship with us, directly, or as an officer, stockholder or partner of an organization that has a relationship with us.

Robert O. Carr serves as Chairman at meetings of the Board of Directors. Mitchell Hollin, our lead director, presided over executive sessions of our non-management Directors. During fiscal year 2011, four (4) executive sessions of our non-management Directors were held. The Board of Directors has standing Audit, Compensation and Nominating/Corporate Governance Committees.

For additional information on our corporate governance, including the charters approved by our Board of Directors for our Audit Committee, our Compensation Committee and our Nominating/Corporate Governance Committee, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines, please visit our investor relations website at www.heartlandpaymentsystems.com. Printed copies of this information may be obtained by requesting copies from our Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Board Leadership Structure and Board’s Role in Risk Oversight

Robert O. Carr has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in June 2000. The Board of Directors believes that Mr. Carr’s service as both Chairman of the Board of Directors and Chief Executive Officer is in our best interests and the best interests of our stockholders. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this Board leadership structure has been effective for us. Mr. Carr possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us, and is thus best positioned to develop agendas that ensure that our Board’s time and attention are focused on the matters that are most critical to us. We believe this eliminates the potential for duplication of efforts and inconsistent actions. Additionally, having one person serve as both Chairman of the Board of Directors and Chief Executive Officer shows our employees, customers, stockholders and other constituencies that we are under strong and decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently.

While our Bylaws and Corporate Governance Guidelines do not require that our Chairman of the Board of Directors and Chief Executive Officer positions be filled by the same person, our Board of Directors believes that having Mr. Carr fill both positions is the appropriate leadership structure for us and demonstrates our commitment to ensuring that our strategic plans are executed. In addition, the Board of Directors believes the combined role of Chairman of the Board of Directors and Chief Executive Officer, together with an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Recognizing that it is important for the Board of Directors to be able to meet independently of management and for there to be independent oversight of management, in January 2011, the Board of Directors created the position of lead director. Mr. Hollin serves as lead director of the Board of Directors. The Board of Directors has determined that the lead director will perform the following functions to ensure that the independent directors play an active role in corporate governance. The lead director is responsible for: (i) presiding at all meetings of our Board of Directors at which the Chairman of the Board of Directors is not present, including executive sessions of the independent directors; (ii) setting the agenda for and leading executive sessions of the independent directors (which are held on a regular basis); (iii) briefing the Chief Executive Officer on issues arising in the executive sessions; (iv) collaborating with the Chief Executive Officer in the setting of Board agendas; (v) seeking agenda items from other independent directors; (vi) facilitating discussion among the independent directors on key issues and concerns outside of meetings of our Board of Directors, (vii) serving as a non-exclusive conduit to the Chief Executive Officer of views, concerns, and

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issues of the independent directors; (viii), calling meetings of the independent directors, and (ix) suggesting that the Chairman of the Board call full Board meetings when appropriate.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the Audit Committee of our Board of Directors, as disclosed in the description of the Audit Committee below and in the charter of the Audit Committee, but our full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through full reports by the Chairman of the Audit Committee regarding the Audit Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company, as our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. With respect to risks related to our compensation programs, we have considered the structure and design of our compensation program and believe that the program does not create risks that would have a materially adverse effect on us. Because of the structure and mix of compensation, including compensation tied to individual performance and our Company’s financial performance, and the adoption of our Compensation Recovery Policy, which is described below, we believe that our compensation programs are designed to reduce the likelihood of excessive risk-taking. As necessary, we will review our compensation programs to determine how our pay practices interact with our risk profile and make adequate changes in light of such risks.

Board Committees

Audit Committee. Our Audit Committee is solely responsible for the appointment of and reviewing fee arrangements with our independent registered accounting firm, and approving any non-audit services by our independent registered accounting firm. For additional information regarding our fee arrangements with our independent registered accounting firm, see the section entitled, “Principal Accountant Fees and Services” below. Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent registered accounting firm. Our Audit Committee reviews our major financial and information technology risk exposures with management. Our Audit Committee currently consists of Messrs. Palmer and Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is Chaired by Mr. Raymond. We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements. Our Board of Directors has determined that Mr. Raymond is an Audit Committee ‘‘financial expert’’ as defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee held five (5) meetings during fiscal 2011.

Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our named executive officers and Directors, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, administering our employee benefit plans and making recommendations to our Board of Directors regarding these matters, and administering our equity compensation plans. Our Compensation Committee currently consists of Messrs. Hollin, Niehaus and Palmer, each of whom is an independent director under current NYSE rules. Mr. Niehaus serves as Chairman of our Compensation Committee. Our Compensation Committee held three (3) meetings during fiscal 2011.

Our Chief Executive Officer conducts performance reviews of members of executive management and, except with respect to himself, makes recommendations to our Compensation Committee on compensation, including wage increases, bonuses and equity grants, based on the Company’s overall performance and his assessment of the individual’s responsibilities and performance. Our Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the compensation for members of executive management, including our Chief Executive Officer. For the fiscal year 2011, our Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to review our compensation structure as more fully described in the section entitled “Compensation Discussion and Analysis” below.  FW Cook does not provide any other services to us or our affiliates.

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For additional disclosure on our compensation of our named executive officers see the section entitled “Compensation Discussion and Analysis” below.

Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee makes recommendations to the Board of Directors concerning nominations to the Board, including nominations to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors). The Nominating/Corporate Governance Committee will consider nominees for our Board of Directors nominated by stockholders upon submission in writing to our Corporate Secretary of the names of such nominees in accordance with our Bylaws. This Committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies. Our Nominating/Corporate Governance Committee currently consists of Mr. Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules. Dr. Ostro serves as Chairman of our Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee held one (1) meeting during fiscal 2011.

Communication with Directors

Stockholders who wish to communicate with the entire Board of Directors, the non-management Directors as a group or the Chairmen of any of the Board Committees may do so telephonically by calling Charles Kallenbach, our General Counsel, Chief Legal Officer and Corporate Secretary, at (609) 683-3831, extension 2224 or by mail c/o Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, 2nd Floor, Princeton, New Jersey 08542. Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded, such as spam, job inquiries, business solicitations or product inquiries. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any Director upon request.

Our Board of Directors has also adopted policies designed to allow stockholders and other interested parties to communicate directly with our Directors. Any interested party that wishes to communicate directly with our Board or any Director or the non-management Directors as a group should send communications in writing to Chairman of the Audit Committee (currently George F. Raymond), c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. The mailing envelope must contain a clear notation indicating that the enclosed letter is “Stockholder/Interested Party – Non-Management Director Communication,” “Stockholder/Interested Party – Board Communication,” “Stockholder/Interested Party – Audit Committee Communication” or “Stockholder/Interested Party – Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, a committee of the Board or certain specified individual Directors. Copies of all such letters will be circulated to the appropriate Director or Directors. There is no screening process in respect of communications from stockholders or other interested parties which are sent in such manner. Interested parties may also call Mr. Raymond with such concerns at (239) 948-9453 or (856) 235-8379. The information for communicating with the Audit Committee and non-management Directors is also available in the Corporate Governance Guidelines which are located in the investor relations section of our website, www.heartlandpaymentsystems.com.

Director Compensation

In 2011, non-employee members of our Board of Directors received annualized retainers at the rate of $50,000. Mr. Carr, as an employee of our Company, did not receive compensation for his service on our Board of Directors. Our lead director, Mr. Hollin, received an additional annualized retainer at the rate of $15,000. The Chairman of the Audit Committee, Mr. Raymond, received an additional annualized retainer at the rate of $15,000. The Chairmen of our Compensation Committee and Nominating/Corporate Governance Committee, Mr. Niehaus and Dr. Ostro, respectively, each received an additional annualized retainer at the rate of $7,500. In addition, all non-employee members of committees of our Board of Directors received $2,000 for each committee meeting attended in person and $1,000 for each committee meeting attended via telephone. In addition, a non-employee Director generally will receive an annual grant of nonvested Restricted Stock Units valued at $75,000 on the date of award, which will be the date of our annual

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meeting of stockholders. These Restricted Stock Units vest upon the earlier of the one year anniversary of the date of grant or the last business day preceding our next annual meeting.

Under these arrangements, we paid the non-employee members of our Board of Directors the following compensation during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(1)	Total Compensation ($)

Mitchell L. Hollin	$68,000	$74,993	$142,993
Robert H. Niehaus	$60,500	$74,993	$135,493
Marc J. Ostro, Ph.D.	$62,500	$74,993	$137,493
Jonathan J. Palmer	$58,000	$74,993	$132,993
George F. Raymond	$71,000	$74,993	$145,993
Richard W. Vague	$50,000	$74,993	$124,993

(1)	Amounts represent the aggregate fair value of Restricted Stock Units granted to the members of our Board of Directors during the year ended December 31, 2011. No stock options were granted to the members of our Board of Directors during the year ended December 31, 2011.

Restricted Stock Units and Stock Options Granted to Directors in 2011

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards

Mitchell L. Hollin	12/21/2011	3,198	―	$74,993
Robert H. Niehaus	12/21/2011	3,198	―	$74,993
Marc J. Ostro, Ph.D.	12/21/2011	3,198	―	$74,993
Jonathan J. Palmer	12/21/2011	3,198	―	$74,993
George F. Raymond	12/21/2011	3,198	―	$74,993
Richard W. Vague	12/21/2011	3,198	―	$74,993

Director Restricted Stock Units and Options Outstanding at December 31, 2011

Name	Number of Shares of Stock or Units	Number of Stock Options Outstanding

Mitchell L. Hollin	3,198	22,916
Robert H. Niehaus	3,198	20,000
Marc J. Ostro, Ph.D.	3,198	40,000
Jonathan J. Palmer	3,198	20,000
George F. Raymond	3,198	20,000
Richard W. Vague	3,198	20,000

Director Nomination

Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the Nominating/Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board of Directors, and seeks to insure that: at least a majority of our Directors are independent under the rules of the SEC and the NYSE, members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of the NYSE and at least one (1) of member of our Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for Director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding

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of our business environment, and willingness to devote adequate time to Board duties. For more information on the qualifications, attributes, skills and other biographical information of each of our nominees for Director, see “Information Concerning Directors and Nominees” above.

Stockholder Nominees. Our Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. Any such nominations should be submitted to the Nominating/Corporate Governance Committee c/o our Corporate Secretary and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2013 Annual Meeting.” No director nominations were submitted by stockholders for the 2012 Annual Meeting.

Process for Identifying and Evaluating Nominees. Our Nominating/Corporate Governance Committee believes we are well served by our current Directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, our Nominating/Corporate Governance Committee will recommend that our Board of Directors re-nominate incumbent Directors who continue to be qualified for Board service and are willing to continue as Directors. If an incumbent Director is not standing for re-election, or if a vacancy on our Board occurs between annual stockholder meetings, our Nominating/Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if our Nominating/Corporate Governance Committee deems appropriate, a third-party search firm. Our Nominating/Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of our Nominating/Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, our Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a Director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on our Board, or presented for the approval of the stockholders, as appropriate.

Since becoming a public company, we have never received a proposal from a stockholder to nominate a Director. Although our Nominating/Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, the Committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above. No formal policy regarding stockholder nominees has been implemented because there has never been a proposal from a qualifying stockholder to nominate a Director.

Vote Required

If a quorum is present, the affirmative vote of a plurality of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for the election of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF

Robert O. Carr, Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D.,
Jonathan J. Palmer, George F. Raymond, and Richard W. Vague for election to the board of directors.

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PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. We are asking our stockholders to ratify this appointment. If ratification by the stockholders of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not obtained, our Audit Committee will reconsider this appointment. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions from stockholders. See – “Principal Accountant Fees and Services” for the aggregate audit fees, audit-related fees, tax fees and all other fees paid by us to Deloitte & Touche LLP in 2010 and 2011, and our “Audit Committee Pre-Approval Policies.”

Vote Required

If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 2.

The Board of Directors Recommends that the stockholders Vote FOR
Ratification of the Appointment of Deloitte & Touche LLP as OUR
Independent Registered Public Accounting Firm for the Fiscal Year
Ending DECEMBER 31, 2012

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PROPOSAL NO. 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted legislation enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying narrative and tabular disclosure on beginning on page 14.

Our executive compensation program is designed to attract, motivate, and retain our named executive officers, who can contribute to our success. We believe our incentive compensation encourages a balance between rewarding achievement of our short-term performance objectives while also focusing attention on investing for long-term growth, which will enhance long-term stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 14 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on our Company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Communication with Directors” set forth above in this Proxy Statement.

The Board of Directors Recommends that stockholders APPROVE, BY A
NON-BINDING ADISORY VOTE, OUR EXECUTIVE COMPENATION

REPORT OF THE AUDIT COMMITTEE

The primary responsibilities of the Audit Committee are to oversee our financial reporting process on behalf of the Board of Directors, to review our financial statements, appoint, review and approve fee arrangements with our independent accountants, and to report the results of the Audit Committee’s activities to the Board of Directors.

Our management has the primary responsibility for the financial statements and financial reporting process, including the systems of internal control. Our independent accountants, Deloitte & Touche LLP, are responsible for auditing those financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee has reviewed and discussed with management and the independent accountants our audited financial statements as of and for the year ended December 31, 2011.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the

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PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. In addition, the Audit Committee has considered the compatibility of non-audit services with the independent accountants’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

George F. Raymond, Chairman

Marc J. Ostro, Ph.D.

Jonathan J. Palmer

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth information regarding our executive officers as of December 31, 2011.

Name	Age	Position
Robert O. Carr	66	Chairman of the Board and Chief Executive Officer
Robert H.B. Baldwin, Jr.	57	President
Maria Rueda	55	Chief Financial Officer
Charles H.N. Kallenbach	48	General Counsel, Chief Legal Officer and Secretary
Kris Herrin	35	Chief Technology Officer

Robert O. Carr, age 66, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.

Robert H.B. Baldwin, Jr., age 57, has served as our President since October 2007 and prior to that as our Chief Financial Officer since our inception in October 2000. Mr. Baldwin had been Chief Financial Officer and Secretary of our predecessor, Heartland Payment Systems LLC, from May 2000 to October 2000. From July 1998 to May 2000, Mr. Baldwin served as the Chief Financial Officer of COMFORCE Corp., a publicly-traded staffing company. From 1985 through July 1998, Mr. Baldwin was a Managing Director in Smith Barney’s Financial Institutions advisory business and from 1980 to1985, he was a Vice President with Citicorp. Mr. Baldwin received a B.A. in History from Princeton University and an M.B.A. from Stanford University.

Maria Rueda, age 55, has served as our Chief Financial Officer since April 2011. Previous to joining us, she served as Chief Financial Officer at ING DIRECT USA, a direct bank and thrift, from June 2006 to March 2011. There, she was responsible for certain of ING DIRECT USA’s functions, including finance and procurement. From May 2001 until June 2006, Ms. Rueda was Chief Financial Officer and Financial and Operations Principal for Bloomberg Tradebook LLC, through Geller & Company, a financial outsourcing firm, where she was responsible for financial and regulatory reporting. Previous to Bloomberg Tradebook LLC, Ms. Rueda served as Chief Financial Officer for the North American operations of Electra Partners, a U.K.-based private equity firm. Ms. Rueda holds a Bachelor of Arts from Rutgers College—New Brunswick and a Masters of Business Administration from the Rutgers Graduate School of Management—Newark.

Charles H.N. Kallenbach, age 48, has served as our General Counsel and Chief Legal Officer since January 2, 2007 and our Secretary since January 17, 2007. From February 2004 through December 2006, Mr. Kallenbach was senior Vice President, Legal and Regulatory and Secretary for SunCom Wireless Holdings Inc., an NYSE-listed wireless communications company that was acquired by T-Mobile. From September 2001 to January 2004, Mr. Kallenbach was Vice President and General Counsel for Eureka Broadband Corporation. From January 2000 to September 2001, he was Vice President, General Counsel and Secretary, as well as Vice President of Human Resources for 2nd Century

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Communications. From April 1996 to January 2000, Mr. Kallenbach was Vice President Legal and Regulatory Affairs for e.spire Communications, Inc. Prior to that, he practiced law with Jones Day and Swidler & Berlin from November 1990 to April 1996. He also served as Legislative Assistant to United States Senator Arlen Specter from June 1985 to July 1987. Mr. Kallenbach holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctor from the New York University School of Law.

Kris Herrin, age 35, has served as our Chief Technology Officer since September 2009 and is responsible for delivery of our payment processing platforms, products, and corporate information technology, or IT, including software development, datacenters and IT operations. From April 2008 to September 2009, Mr. Herrin served as our Chief Security Officer where he managed the IT response to the processing system intrusion. Prior to joining us, he was Chief Security Officer from May 2005 to April 2008 at Intervoice, Inc., a publicly-traded provider of contact center solutions that was acquired by Convergys Corp. From August 1996 to May 2005, he held various IT roles at Alacatel, both in Plano, Texas and in Shanghai, China. Mr. Herrin received a B.S. and M.S. of Computer Science from the University of Texas at Dallas.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides the principles and objectives underlying our executive compensation policies, the most significant factors relevant to an analysis of these policies, and information about the fiscal year 2011 compensation programs for our named executive officers.

Executive Summary and Compensation Objectives

Our compensation program is to designed to attract and retain a dynamic and talented executive team focused our overall growth and profitability. In 2011, we achieved substantially improved operating results as part of our goal of becoming the industry leader in payment processing solutions. Highlights include:

•	The closing price of our Common Stock increased to $24.36 (as measured on December 30, 2011) from $15.26 (as measured on December 31, 2010), almost a 60% increase. In comparison, the S&P 500 stayed flat during this period;

•	we increased our operating income, measured as total revenues less total expenses, to $77.9 million in 2011 from $46.2 million in 2010, a year-over-year increase of 69%;

•	we increased our GAAP net income to $43.9 million, or $1.09 per share in 2011, from a GAAP net income of $34.5 million, or $0.88 per share in 2010, a year-over-year increase of 27%;

•	we increased our net revenues to $482.3 million in 2011, an 8.4% increase from 2010; and

•	we expanded our K to 12 Solutions product line through the successful acquisition and ongoing integration of three providers into our current platform, and we further expanded our Micropayment, Campus Solutions, Loyalty and Gift programs.

In 2011, our Compensation Committee, in light of our compensation objectives and in consideration of our compensation elements discussed below, made the following changes to our compensation programs:

•	increased wages paid to each of our named executive officers, with the exception of our CFO, Ms. Maria Rueda, by 2.5%;

•	awarded cash incentive bonuses at target levels for all of our named executive officers to reflect our financial and operating performance as compared to our internal goals as well as the named executive officers’ individual performance;

•	granted both performance-based and service-based Restricted Stock Units to our named executive officers. In order to earn the performance-based Restricted Stock Units, which were 75% of our named executive officers’ 2011 RSU awards, the compound annual growth rate of our earnings per share must achieve certain levels as specified in more detail below. Overall, our Compensation Committee granted fewer equity awards, in both number and total value, to our named executive officers in 2011 than in 2010;

•	continued our policy of providing minimal perquisites to our named executive officers; and

•	adopted a Compensation Recovery Policy that is described below and relates to the restatement of our financials due to material non-compliance with any financial reporting requirements under the securities laws.

The primary objective of our compensation program is to provide our named executive officers with strong incentives to drive our operating performance and profitability, while promoting a successful balance between near-term

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performance and our long-term success.  The Board of Directors and our Compensation Committee observe that while management cannot control the myriad factors that directly affect our Company’s performance and price of our common stock, an incentive structure that encourages superior short-term operating performance (as compared to our industry and goals) while also focusing on sustainable long-term growth is most likely to result in our Common Stock outperforming the broad equity indices, such as the S&P 500 and Russell 3000, and similar companies in our industry over both the short- and long-term.  Ultimately, the overall performance of our Common Stock (measured as the total return, inclusive of dividends) is most important to our stockholders and our compensation objectives are thus intended to encourage management to achieve long-term, responsible growth.

The compensation program adopted by the Board of Directors and our Compensation Committee is designed to reflect these objectives by:

•	aligning individual compensation with our growth and profitability, as measured by our overall operating and financial performance;

•	measuring our near-term operating and financial performance relative to our internal goals and our industry’s performance;

•	determining our long-term success in creating stockholder value; and

•	reflecting the market for our executive talent.

Our Compensation Committee believes that the use of a mix of “at risk” annual short-term incentive cash compensation, balanced by performance-based long-term equity incentives, is the best method to accomplish our objectives.

The factors we consider in setting executive compensation levels are:

1.	Performance (short-term and long-term results against our budgets and established performance objectives as well as how our budgets compare to other performance benchmark data);
2.	overall cost (relative to budget and our financial position);
3.	relative internal value of named executive officer positions;
4.	retention factors;
5.	regulatory guidelines (for example, Internal Revenue Code Section 162(m)); and
6.	compensation data for similar positions.

Elements of Compensation

Our Compensation Committee selected three principal elements for our compensation program, which include the following:

•	wages (salary);
•	annual incentive cash compensation; and
•	equity incentive programs (stock options, Restricted Stock Units, performance-contingent Restricted Stock Units etc.).

In addition to the above elements, we also have entered into noncompetition and nonsolicitation agreements with our named executive officers, most of which contain a severance element. We believe these agreements are beneficial to both the Company and most of our named executive officers for the mutual protections they provide. We do not provide retirement or pension benefits (other than the 401(k) plan offered to all employees) because we believe that the equity incentives, which our named executive officers earn, should provide significant long-term value if our

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financial and operating performance meets our internal goals. Moreover, we do not offer perquisites to our named executive officers because we do not consider such benefits to be necessary or consistent with our “pay for performance” philosophy.

Our Compensation Committee provides each element of compensation for the following reasons:

•	Wages: Salary provides cash compensation to secure the services of our executive talent and pay for their management expertise in the normal course of our operations.

•	Annual Incentive Cash Compensation: The annual cash bonus opportunity incentivizes our executives to achieve superior short-term financial and operating performance relative to our internal annual goals. Our Compensation Committee believes that these awards, although potentially unrelated to the absolute or relative price of our stock for the applicable period, reflect the achievement of key profitability metrics and therefore follow our “pay for performance” philosophy.

•	Equity Incentive Programs: Our Compensation Committee strongly believes that structuring our compensation with a significant equity component is an effective method of aligning the interests of our executives with our stockholders. Furthermore, equity awards provide an incentive for making sustainable business decisions with a focus to our Company’s long-term viability and financial performance.

Determining Executive Compensation

Our Compensation Committee administers our compensation programs and practices to ensure that they align with our compensation objectives. As discussed in the “Executive Summary and Compensation Objectives” above, 2011 reflected an improvement in our overall financial and operating performance as we emerged from a challenging business environment and as we recovered from the effects of the processing system intrusion that we discovered and announced in early 2009. Led by our Chief Executive Officer and Chairman, Robert O. Carr, we achieved very competitive returns for our stockholders and many of our pay decisions reflected our overall 2011 financial and operating performance, while keeping in mind our previous financial and operating performance, pay decisions made in 2010 and our compensation program’s overall objectives and goals.

Our Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., or FW Cook, to review our compensation structure in 2011.  FW Cook reports to our Compensation Committee and does not perform any other work for the Board of Directors or for management other than advising on executive compensation matters. As in previous years, FW Cook, among other things, made recommendations to our Compensation Committee with respect to the structure of our executive compensation program and provided data regarding the pay of our executive officers as well as peer companies.

Our Compensation Committee, with FW Cook, developed a peer group of companies, identifying other publicly-traded U.S.-based companies in the “Software and Services” S&P GICS group with revenue sizes between one-quarter and four times our revenues as October 31, 2011. The goal of the peer group was to recognize industry and size using objective factors. At the time the peer group was chosen our revenue size was the largest of the group and our market cap was a slightly below the 25th percentile. The peer group used in 2011 was comprised of the following companies:

Acxiom	Cardtronics	CSG Systems

Euronet Worldwide	Fair Issac	Global Cash Access

Global Payments	Green Dot	GSI Commerce

Higher One	Jack Henry	JDA Software

Maximus	Micros Systems	MicroStrategy

Moneygram International	Progress Software	Syntel
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TNS	Total Systems Services	Ultimate Software

Verifone Holdings

While we do not directly tie or benchmark our named executive officers’ compensation to the compensation of our peer executives, FW Cook’s comparisons and analysis served as a reference point to examine compensation for 2011 and as a starting point for compensation figures and programs in 2012. In addition, FW Cook reviewed the compensation practices of our peers and made recommendations as to current practices and trends for our position generally and as compared to our peers. Peer comparisons were provided for wages (base salaries), annual cash incentives, long-term equity programs, total compensation, equity ownership and other general policies. In addition, our relative financial operating performance and the return on our common equity was considered in light of these comparisons.

In 2011, due to our improved financial and operating performance and because we had taken substantial steps to recover from both the processing system intrusion and weak global growth, our Compensation Committee, with the assistance of FW Cook, reviewed all facets of our compensation program to ensure that the named executive officers’ pay (whether in structure or amount) generally reflected the recent and future performance of the Company. After reviewing the market data, our Compensation Committee did not make any changes to the compensation program which fundamentally changed the nature or structure of the compensation paid to our named executive officers, except to make 75% of the 2011 Restricted Stock Unit awards contingent on the two year diluted earnings per share compound annual growth rate and adopting a Compensation Recovery Policy, each of which are described in more detail below.

2011 Executive Compensation

The following are the 2011 compensation elements as set by our Compensation Committee:

Wages:  Wages for our named executive officers are generally based on the executive’s specific areas of accountability as well as market competitiveness and budget considerations.  Robert O. Carr, our Chairman and Chief Executive Officer, Robert H.B. Baldwin, Jr., our President, and Maria Rueda, our Chief Financial Officer, are each accountable for the financial performance of our entire Company.  Charles H.N. Kallenbach, our General Counsel, Chief Legal Officer and Secretary, is accountable for our compliance with regulatory requirements and legal affairs.  Kris Herrin, our Chief Technology Officer, responsible for delivery of our payment processing platforms, products, and corporate information technology, or IT, including software development, datacenters and IT operations.

Executive officer wages are set at levels that are proportionately higher than our other managers to recognize their greater role in our success, the market for their positions and their additional roles and managerial responsibilities.  Our Chief Executive Officer, Robert O. Carr, annually reviews the responsibilities and performance of our named executive officers and also recommends the wages and annual cash bonuses for our named executive officers, except for himself, to our Compensation Committee.  Our Compensation Committee reviews those recommendations and, with any modifications it considers appropriate, approves the wages and annual cash bonuses.  Our Compensation Committee independently assesses the responsibilities and performance of our Chief Executive Officer and sets his wages and annual cash bonus accordingly.

In 2011, our Compensation Committee reviewed both the recommendations of our Chief Executive Officer and its review of our Chief Executive Officer’s responsibilities and performance in setting the wages of our named executive officers. Through its review, our Compensation Committee determined that, after taking into account the Company’s financial performance, the responsibilities and individual performance of the named executive officers and the fact that no salary increases were granted in 2010, that each named executive officer would be provided a 2.5% salary increase for the year. This increase was generally in line with increases at our peer companies.

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Annual Wages

Executive	2010 Actual Wages	2011 Actual Wages	2011 Percent Increase
Robert O. Carr	$715,000	$732,875	2.5%
Robert H.B. Baldwin, Jr.	$430,000	$440,750	2.5%
Maria Rueda(1)	—	$274,103	—
Charles H.N. Kallenbach	$350,000	$358,750	2.5%
Kris Herrin	$225,000	$230,625	2.5%

(1)	Ms. Rueda was hired as CFO in April 2011, with an annual salary rate of $400,000.

Annual Incentive Cash Compensation:  We believe that that a market-driven portion of annual cash compensation for our named executive officers should be “at risk,” i.e. contingent upon successful company and/or individual performance.  Therefore, annual incentive cash compensation for named executive officers is tied to overall company performance versus the annual budget, extraordinary individual performance, or both.  Our Chief Executive Officer’s target bonus is set at 100% of his annual wages and the payout is determined by our Compensation Committee based on our financial operating performance and/or our Chief Executive Officer’s individual results. For Messrs. Baldwin, Kallenbach and Herrin, the target bonus is set at 50% of their annual wages, and the actual pay-out is determined in the discretion of our Chief Executive Officer and our Compensation Committee based on our financial operating performance and/or the executive’s individual results. With respect to Ms. Rueda, who was hired as our Company’s CFO in April 2011, her 2011 annual incentive cash compensation was set at 50% of her pro-rated wages.

In determining bonus awards for our executives, our Chief Executive Officer and our Compensation Committee reviewed various financial performance measurements in relation to the applicable annual budget for such measurements.  Specific measurements used to examine performance included, but were not strictly limited to, (i) revenues, (ii) expenses, (iii) operating income and (iv) net income.  This review was performed with reference to the applicable budget or budgets for each executive – i.e., the executive’s individual budget, the budget for the business unit or units that report to the executive and/or our Company-wide budget.  While specific, mechanical targets which result in enumerated payouts are not set for these performance measures, the Chief Executive Officer and our Compensation Committee will typically require actual performance for a fiscal year to meet budget for the measurements listed above in order to pay bonuses at target levels. The bonus for 2012 will be determined based on actual performance of our Company’s operating income versus a predetermined goal for our Company’s operating income.

Additionally, when determining executive bonuses, our Chief Executive Officer and our Compensation Committee also consider individual factors, such as an executive’s performance reviews and individual contributions towards meeting collective performance goals, as well as more subjective factors such as exhibited leadership, client relationship development, internal development, effectiveness at mitigating adverse developments and macro-economic and prevailing market factors.  Ultimately, the amount of an executive’s bonus (and whether the executive receives a bonus for a particular fiscal year) is determined in the discretion of the Chief Executive Officer, subject to final determination by our Compensation Committee, and, with respect to the Chief Executive Officer’s bonus, is determined in the discretion of our Compensation Committee. Exceptional performance may result in payment of an annual bonus that exceeds the executive’s target. Our Compensation Committee believes that this process takes into account both quantitative and qualitative performance measures to provide a meaningful review and therefore an accurate reflection of each named executive officer’s role in helping our Company achieve its financial and operating performance goals.

The Board of Directors generally uses compensation to recognize the critical role that the operating budget, and our performance relative to that budget, plays.   The Board of Directors, in its review of the annual expense budget, expects to have good visibility as to our profitability during each coming year, and analyzes those results against its own, and the equity markets’ collective, expectations for that profit performance.  Then, after a year is completed, if results fall short of those budgeted levels, generally, the variable cash compensation element is relatively modest, because a significant bonus is paid only if quantifiably superior cost management allow us to meet or exceed our budgeted results.

When the 2011 goals were set, they were considered to be ambitious, but attainable and designed to result in bonus payments that would reflect the achievement of meaningful performance requirements. In 2011, actual performance results generally met budgeted expectations. In 2011, our operating income goal was $77 million and our

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actual operating income was $78 million. In light of meeting targeted performance levels, our Compensation Committee determined to pay bonuses to Messrs. Carr, Baldwin, Kallenbach and Herrin at the target levels. Ms. Rueda’s bonus for 2011 was guaranteed.

In comparison, 2010 performance, which did not meet our performance goals, resulted in bonuses paid at 20% of the targeted levels.

The table below sets forth the 2011 target bonus and 2011 annual incentive cash compensation earned by each named executive officer and, for the purposes of comparison, the 2010 target bonus and 2010 annual incentive cash compensation.  Annual bonuses were paid in the form of cash in January 2012.

Annual Incentive Cash Information for 2010 and 2011

Executive	2010 Target Bonus	2010 Bonus	2011 Target Bonus	2011 Bonus
Robert O. Carr	$ 715,000	$ 143,000	$ 732,876	$ 732,876
Robert H.B. Baldwin, Jr.	$ 215,000	$ 43,000	$ 220,375	$ 220,375
Maria Rueda(1)	-	-	$ 141,667	$ 141,667
Charles H.N. Kallenbach	$ 175,000	$ 35,000	$ 179,385	$ 179,385
Kris Herrin	$ 112,500	$ 22,500	$ 115,313	$ 115,313

(1)	Ms. Rueda was appointed as CFO in April 2011.

As in 2010, based on data prepared by FW Cook, our named executive officers’ 2011 total cash compensation generally fell around the median, but no higher than the 75th percentile compared to executive officers of our peer group companies with similar job titles and/or job responsibilities.

Heartland Payment Systems				Peer Group
Executive	2011 Actual Wages	2011 Target Bonus	2011 Target Cash Compens- ation	Median Salary	Median Target Bonus	Target Cash Compen-s ation
Robert O. Carr	$732,875	$732,876	$1,465,750	$600,000	100%	$1,195,000
Robert H.B. Baldwin, Jr.	$440,750	$220,375	$ 661,125	$430,000	75%	$707,000
Maria Rueda(1)	$274,103	$141,667	$ 415,770	$375,000	65%	$631,000
Charles H.N. Kallenbach	$358,750	$179,385	$ 538,135	$360,000	65%	$595,000
Kris Herrin	$230,625	$115,313	$ 345,938	$320,000	55%	$514,000

(1) Ms. Rueda’s salary was pro-rated from her hire date in April 2011.

Stock Incentive Programs:  Equity-based compensation is an integral part of our overall compensation program.  We believe that equity grants effectively focus our executives on increasing long-term value for our stockholders, help to build a long-term ownership orientation, and provide employment retention.  These stock-based incentives are based on various factors primarily relating to the responsibilities of the individual officer or employee, his or her past performance, anticipated future contributions and prior option grants.  In general, our Compensation Committee bases its decisions to grant stock-based incentives on recommendations of our Chief Executive Officer (except with respect to grants made to our Chief Executive Officer) and our Compensation Committee’s analysis of relevant compensation information, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level in line with our budget for the executive’s position and reflective of the executive’s contribution to our performance.  Our Compensation Committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under its equity compensation plans, the number and value at various stock prices of options and shares held by the executive officer for whom an award is being considered and the other elements of the officer’s compensation, as well as our compensation objectives and policies described above.  As with the determination of base salaries and annual incentive cash compensation, our Compensation Committee exercises subjective judgment and discretion after taking into account the above criteria.

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Awards to named executive officers pursuant to the amended and restated 2008 Equity Incentive Plan are generally made on an annual basis. Equity awards granted to our named executive officers in 2011 are described below.

2011 Equity Grants to Named Executive Officers

In 2011, our Compensation Committee continued to re-align our named executive officers’ incentives with our stockholders, recognizing that stock ownership represents one of the named executive officers’ most significant wealth opportunities and will strongly align the interests of our executives with the long-term interests of our stockholders. In addition, our Compensation Committee believed that equity grants would help to retain our named executive officers’ services and continue to provide an incentive to rebuild the value lost by us as a result of the recent recession and the processing system intrusion. Awards were granted at the end of 2011 so that compensation amounts aligned with our performance for the year.

Restricted Stock Units to Named Executive Officers:

In the fourth quarter of 2011, our Compensation Committee approved grants of 164,808 performance-based Restricted Stock Unit awards to our named executive officers. The purpose of these awards was to reward future long-term operating success as well as the increase in stockholder value that we expect such performance would create. Additionally, in light of our Company’s financial and operating performance in 2011, and taking into account the increase in price of the Company’s Common Stock achieved during 2011, our Compensation Committee approved grants of 54,936 service-based Restricted Stock Units to our named executive officers. These Restricted Stock Units are nonvested share awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the named executive officer remains in continuous service. Our Compensation Committee believes that these service-based grants will promote retention and continue to align the interests of our executive officers with those of our stockholders.

	Number of Restricted Stock Units
Name and Title	Performance Based (75%)	Service Based (25%)
Robert O. Carr, Chairman and CEO	95,541	31,847
Robert H.B. Baldwin, Jr., President	23,885	7,962
Maria Rueda, Chief Financial Officer	19,108	6,369
Charles H.N. Kallenbach, GC, Chief Legal Officer and Secretary	16,720	5,573
Kris Herrin, Chief Technology Officer	9,554	3,185

Each performance-based Restricted Stock Unit represents a contingent right to receive one share of our common stock and would vest 50% in 2014 and 50% in 2015 only if we achieve a diluted earnings per share compound annual growth rate (“CAGR”) of seventeen percent (17%) for the two-year period ending December 31, 2013. Diluted earnings per share will be calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and to exclude the after-tax impact of Stock Compensation Expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2013 is above the 17% target, the number of shares underlying the Restricted Share Units awarded would be increased by 3.09%; provided, however, that the maximum increase in the number of shares that may be awarded is 100%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2013 is below the 17% target, the number of shares underlying the Restricted Share Units awarded would be decreased by 1.13%. If the target diluted EPS CAGR is missed by 80% of the target or more, then the number of shares awarded is zero. As of December 31, 2011, management believed that achieving the 17% two-year CAGR target was “more likely than not” to occur.

All of the Restricted Stock Units granted in December 2011 contain double trigger accelerated vesting provisions wherein after a “change in control” of our Company and an executive officer's termination of employment for certain reasons, the unvested Restricted Stock Units immediately vest. In the event of a change of control, the benchmarks of the performance-based Restricted Stock Units described above shall be deemed to be earned at the higher of the target earnings per share or the actual performance of our Company at the time of the change of control (measured through the most recently completed quarter prior to the transaction). The double trigger accelerated vesting provision was viewed as a performance-based mechanism that also recognized it would be impossible to continue measuring performance versus an earnings per share goal if our Company was no longer a stand-alone entity.

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In each case, if the named executive officer is not employed by us at the relevant vesting date of the Restricted Stock Units, the unvested portion of such Restricted Stock Units will terminate. We do not have a policy requiring executives to hold shares acquired upon option exercise or upon Restricted Stock Unit vesting. For additional information regarding 2011 equity awards granted to our named executive officers, see “Grants of Plan-Based Awards.”

Other Equity Compensation Policies

Margin Policy

By means of our insider trading policy, we prohibit named executive officers and directors from entering into margin loans using our common stock or pledging shares of our common stock as collateral for loans; however exceptions may be made in certain circumstances.  We believe that none of our named executive officers or directors currently uses our common stock to trade on margin or as pledged collateral for loans.

Stock Ownership Policy

We do not currently have a stock ownership policy for our executive officers but we recognize the importance of retention of shares by executives balanced against the executive’s individual financial needs. Because our Compensation Committee has structured our compensation programs to consist of a significant amount of stock-based compensation, including, for 2011, both performance-based Restricted Stock Units and service-based Restricted Stock Units, and because we do not offer an executive officer-specific retirement plan (instead relying on executive officers’ stock ownership in lieu of retirement benefits), we feel that a stock ownership policy is not necessary. In light of our compensation programs and corporate governance needs, we, with the assistance of our Compensation Committee and/or FW Cook, will continue to monitor and assess the need associated with instituting a stock ownership policy and make all appropriate changes if any time such a policy is desirable.

Burn-Rate

We believe that we have followed a responsible approach to equity-based compensation in the past. As shown in the following table, our three-year weighted average annual burn rate has been 4.35%, which is below the burn rate limit of 7.76% applied to our industry by some institutional investors and their advisors. The supplementary burn rate table below reflects the number of non-performance based awards granted and performance based awards actually earned divided by the weighted average number of shares outstanding for such year.

	Options Granted	RSUs/RSAs Granted	Performance Options Earned (a)	Performance RSUs Earned(b)	Total	Weighted Average Common Shares Outstanding	Total Granted/ Weighted Average Common Shares Outstanding

2011	31,568	188,536	232,500	−	452,604	38,931,000	1.16%
2010	1,238,000	102,240	−	−	1,340,240	37,994,000	3.53%
2009	1,726,175	362,360	−	−	2,088,535	37,483,000	5.57%
					Three-Year Average		4.35%

(a) 465,000 of the price contingent options granted in 2009 will vest as service is performed since the closing price of our common stock has met the $17.76 and $26.64 per share or more market condition for 30 consecutive trading days. Performance metrics for the 2,538,000 performance options granted in 2008 include consolidated net revenue growth at a compound annual growth rate of at least 15% and fully diluted EPS growth at compound annual growth rate of at least 25%.

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(b) The performance Restricted Stock Units granted in 2010 will vest 50% in 2013, 25% in 2014, and 25% in 2015 only if over the term of these Restricted Share Units, the following diluted earnings per share targets for the years ended December 31, 2012, 2013 and 2014 are achieved.

	2012	2013	2014
Diluted Earnings Per Share (a)	$1.48	$1.74	$2.04

(a)	Calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense.

The performance-based Restricted Share Units granted to our named executive officers in 2011 would vest 50% in 2014 and 50% in 2015 only if we achieve a diluted earnings per share compound annual growth rate (“CAGR”) of seventeen percent (17%) for the two-year period ending December 31, 2013. Diluted earnings per share will be calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and to exclude the after-tax impact of Stock Compensation Expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2013 is above the 17% target, the number of shares underlying the Restricted Share Units awarded would be increased by 3.09%; provided, however, that the maximum increase in the number of shares that may be awarded is 100%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2013 is below the 17% target, the number of shares underlying the Restricted Share Units awarded would be decreased by 1.13%. If the target CAGR is missed by 80% of the target or more, then the number of shares awarded is zero.

2011 Chairman and CEO Total Compensation: The nature of our business, with lean management and a 100% commission sales force, makes the performance and dedication of our Chairman and Chief Executive Officer unusually important. This is because our Chairman and Chief Executive Officer is an industry veteran with an exceptionally deep understanding of the industry and our Company, and is deeply engaged in the operations of our Company, including acting as the Chief Sales Officer on a temporary basis. We provided our Chairman and Chief Executive Officer with total compensation value in 2011 that was lower than he was provided in 2010.  The principal difference between total Chief Executive Officer compensation in 2011 and 2010 was the one-time grant of performance-based restricted stock units granted in December 2010. These performance-based stock units, which were required under SEC rules to be recognized in 2010, are more fully discussed below under “Outstanding Equity Awards.”

	CEO Compensation
	2010	2011

Base Salary	$715,000	$732,875
Annual Bonus	143,000	732,876
Long-term Incentives (1)	6,141,286	2,987,249
All Other Compensation	4,950	13,425
Total	$7,004,236	$4,466,425

Percent Change from prior year	(23)%	(36)%

(1)    Stock options are valued using a binomial model, assuming the full five-year contractual term, trailing three-year average historical volatility as of the date of grant, zero dividend yield, and a risk free rate equal to the five-year Treasury yield on the date of grant. The binomial model value differs from the value shown in the Summary Compensation Table, which is the grant date fair value of the stock options determined in accordance with ASC Topic 718, Equity and Stock Based Compensation.

Severance: For all of our named executive officers other than Mr. Carr, we have set potential severance payments for an involuntary termination other than for cause at one year’s continued payment of wages plus a pro rated bonus which runs concurrently with our named executive officers’ covenants not to compete with us for one year following an involuntary termination of their employment other than for cause.  Our Compensation Committee believes that severance arrangements are important because they provide our executive officers with security in case of an

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involuntary termination other than for cause and allow us to secure a release from future claims, and enjoy the benefit of certain covenants not to compete with our Company or solicit our Employees.

As of December 31, 2008, Mr. Carr’s severance payments were based on the same formula as the other named executive officers.  However, in connection with the equity awards granted to Mr. Carr in 2009, Mr. Carr extended his covenant not to compete and his covenant not to solicit customers or suppliers from one year after an involuntary termination of his employment other than for cause to two years after such involuntary termination of his employment, and his potential severance payment was amended to two year’s continued payment of wages plus a pro rated bonus in order to run concurrently with his covenant not to compete. However, in the event of an involuntary termination of his employment other than for cause following a change in control, his severance payments and covenant not to compete are for a one year period following such involuntary termination. Our Compensation Committee negotiated these changes with Mr. Carr in 2009.

A condition to our providing such severance payments is our receipt from the executive officer of a release from future claims against us.  These severance arrangements provide incentive for our executives to comply with their post-employment covenants and grant us the ability to suspend payment if an executive has breached these covenants. Potential severance payments under these agreements are set forth and described below under the heading “Potential Payments Upon Termination or Change in Control.”

Accounting Considerations

For our financial statements, cash compensation is expensed and for our income tax returns, cash compensation is deductible. From the perspective of the named executive officers, such cash compensation is taxable as appropriate for that individual. For equity-based compensation, we do not provide named executive officers with immediately vesting equity grants in order to focus them on their long-term contributions to us and on the long-term appreciation in the value of our stock. For future vesting equity grants to named executive officers, the fair value of such grants is expensed over the vesting period. For performance-based equity grants, we establish performance targets and evaluate the likelihood of achieving these performance targets. If achieving performance targets is not “more likely than not” to occur, no share-based compensation expense is recorded on our financial statements. The evaluation of the likelihood of achieving these performance targets will be repeated quarterly, and if vesting of some or all of the performance-based equity grants becomes more likely than not, share-based compensation expense will be recorded.

When equity grants to our named executive officers are in the form of stock options, we provide non-qualified stock options. Non-qualified stock options provide us with a tax benefit when the named executive officer exercises such non-qualified stock options. Non-qualified stock options are generally not taxable until the exercise of such option. When equity grants are in the form of Restricted Stock Units, these are generally not taxable to the holder until the Restricted Stock Units vest. The tax impacts of exercises of non-qualified stock options by named executive officers and vesting of Restricted Stock Units match the tax benefit to us. The accounting and tax treatment of compensation pursuant to Internal Revenue Code Section 162(m), FASB ASC Topic 718, and other applicable rules, is a factor in determining the amounts of compensation for named executive officers. Internal Revenue Code Section 162(m) limits public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Internal Revenue Code Section 162(m). For example, our amended and restated 2008 Equity Incentive Plan, approved by our stockholders, is designed to allow the granting of awards that may qualify as performance-based compensation. When appropriate, our Compensation Committee intends to preserve deductibility under Internal Revenue Code Section 162(m) of compensation paid to our named executive officers. However, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above, particularly with regard to our Chief Executive Officer’s salary. Accordingly, our Compensation Committee approved target cash compensation above $1 million for our Chief Executive Officer in 2011, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our Chief Executive Officer at a level that we believe necessary to retain and reward his talents outweighs the cost of any lost tax deductibility.

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Other Compensation-Related Policies

Recovery of Executive Compensation

At the current time, we, along with all other public companies, are awaiting rulemakings by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act related to certain compensation policies. Specifically, Section 954 of the Dodd-Frank Act directs the SEC to issue rules directing the national securities exchanges to prohibit the listing of companies which do not have a “clawback” policy. Upon the issuance of the final rules regarding Section 954, we will adopt a clawback policy consistent with the final rules. In December 2011, our Compensation Committee adopted a Compensation Recovery Policy that relates to the restatement of our financial statements due to material non-compliance with any financial reporting requirements under the securities laws. The Compensation Recovery Policy provides that we will be entitled to recoup from all employees carrying the title of Director or higher (the “Covered Grantee”) all performance awards that were paid to the Covered Grantee to the extent that they would not have been paid if performance had been measured in accordance with the restated financials. The Compensation Recovery Policy will only apply to performance awards paid to the Covered Grantee during the three-year period prior to the date on which we discovered that it was required to restate our financials. We may recoup such amount in any manner as determined by our Compensation Committee at the time. All of the performance-based Restricted Stock Units granted to our named executive officers in December 2011 are subject to this Compensation Recovery Policy.

Response to 2011 Advisory Vote on Executive Compensation

At our 2011 annual meeting of stockholders, our stockholders were presented with, and voted on, a non-binding, advisory vote on executive compensation or “say-on-pay” vote. We reported the result of the vote on a Current Report on Form 8-K filed with the SEC on May 18, 2011. In 2011, our Compensation Committee and FW Cook discussed the result of the say-on-pay vote and compared the results of our vote to those of our peer companies, among others. In interpreting the results, our Compensation Committee took into account the financial and operating performance of our Company in 2010 as compared to 2011, the importance our Chief Executive Officer to our business and a number of other factors which we felt could account for our results. After considering these factors, and in light of the fact that we faced a different business and financial environment in 2010 as compared to 2011, our Compensation Committee took the views of our stockholders very seriously and made 75% of the 2011 Restricted Stock Unit awards contingent on the two year diluted earnings per share compound annual growth rate and adopted a Compensation Recovery Policy (each of which are described in more detail above) partly in response to our first say-on-pay vote. Our Compensation Committee remains committed to paying for performance and encourages any stockholders who have comments or questions about our compensation programs to communicate with us as set forth in “Communication with Directors” above.

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Summary Compensation Table

The following table shows the compensation paid or to be paid by us, and certain other compensation paid or accrued, during the fiscal years ended December 31, 2011, 2010 and 2009 to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, together the “Named Executive Officers.”

Name and Principal Position	Year	Wages	Bonus (3)	Stock Awards (4)	Option Awards (5)	All Other Compensation	Total Compensation
Robert O. Carr	2011	$732,875	$732,875	$2,987,249	―	$13,425	$4,466,425
Chairman and Chief	2010	$715,000	$143,000	$3,608,000	$1,836,000	$ 4,950	$6,306,950
Executive Officer(1)	2009	$715,000	$536,250	$2,353,200	$3,561,900	$ 5,648	$7,171,998
Robert H.B. Baldwin, Jr.	2011	$440,750	$220,375	$ 746,812	―	$ 9,819	$1,417,756
President (1)	2010	$430,000	$ 43,000	$ 984,000	$ 765,000	$ 4,950	$2,226,950
	2009	$429,982	$161,250	$ 230,880	$ 330,691	$ 3,750	$1,156,553
Maria Rueda	2011	$274,103	$141,667	$1,508,936	―	$ 6,389	$1,931,095
Chief Financial Officer(1)(2)	2010	―	―	―	―	―	―
	2009	―	―	―	―	―	―
Charles H.N. Kallenbach	2011	$358,750	$179,385	$ 522,771	―	$ 6,379	$1,067,285
General Counsel and Chief Legal Officer(1)	2010	$350,000	$ 35,000	$ 98,400	$ 275,400	$ 4,950	$ 763,750
	2009	$350,000	$131,250	$ 133,200	$ 138,800	$ 3,750	$ 757,000
Kris Herrin	2011	$230,625	$115,313	$ 298,730	―	$12,780	$ 657,448
Chief Technology Officer (1)	2010	$225,000	$ 22,500	$ 164,000	$ 107,100	$ 4,950	$ 523,550
	2009	$218,750	$ 84,375	―	$ 200,075	$ 3,925	$ 507,125

(1)	Named Executive Officer received $3,750 in 2011 as a 401(K) Plan matching contribution and $1,200 in 2011 as a contribution to their Health Savings Account, which are included in the column entitled “All Other Compensation” above.
(2)	Ms. Rueda was named our Chief Financial Officer in 2011.
(3)	Represents annual cash bonus with respect to 2011. See – “Annual Incentive Cash Compensation” for an explanation of these payments.
(4)	In accordance with FASB ASC Topic 718, the price of our common stock on the grant date equals the grant date fair value of these stock awards.
(5)	Amounts represents the aggregate grant date fair value of stock options granted as determined under FASB ASC Topic 718.

Grants of Plan-Based Awards

The following table lists grants of plan-based awards made to our Named Executive Officers during 2011 and the related total fair value of these awards. Named Executive Officers did not provide cash consideration for the listed awards.

Name	Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards-Number of Shares or Stock Units (2)(3)	Grant Date Fair Market Value of Stock Awards
		Threshold (#)	Target (#)	Maximum (H)
Robert O. Carr	12/21/2011	38,216	95,541	191,082		$2,240,436
	12/21/2011				31,847	$746,812
Robert H.B. Baldwin, Jr.	12/21/2011	9,554	23,885	47,770		$560,103
	12/21/2011				7,962	$186,709
Maria Rueda	4/18/2011				50,000(3)	$911,500
	12/21/2011	7,643	19,108	38,216		$448,083
	12/21/2011				6,369	$149,353
Charles H.N. Kallenbach	12/21/2011	6,688	16,720	33,440		$392,084
	12/21/2011				5,573	$130,687
Kris Herrin	12/21/2011	3,822	9,554	19,108		$224,041
	12/21/2011				3,185	$74,688

(1)	In the fourth quarter of 2011, our Board of Directors approved grants of 164,808 performance-based Restricted Share Units to our Named Executive Officers. These Restricted Share Units are nonvested share awards which would vest 50% in 2014 and 50% in 2015 only if we achieve a diluted earnings per share compound annual growth rate ("CAGR") of seventeen percent (17%) for the two-year period ending December 31, 2013. Diluted earnings per share will be calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2013 is above the 17% target, the number of shares underlying the Restricted Share Units awarded would be increased by 3.09%; provided, however, that the maximum increase in the number of shares that may be awarded is 100%. Likewise, for
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each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2013 is below the 17% target, the number of shares underlying the Restricted Share Units awarded would be decreased by 1.13%. If the target CAGR is missed by 80% or more, then the number of shares awarded is zero.

As of December 31, 2011, management believed that achieving the 17% two-year CAGR target was “more likely than not” to occur and began recording share-based compensation expense for these Restricted Share Units. The closing price of our common stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and will be recognized as compensation expense over their vesting periods.
(2)	In the fourth quarter of 2011, our Board of Directors approved grants of 54,936 service vesting Restricted Share Units to our Named Executive Officers. These Restricted Share Units are nonvested share awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service. The closing price of our common stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and will be recognized as compensation expense over their vesting periods.
(3)	See – “Stock Incentive Programs” for an explanation of these awards.

Outstanding Equity Awards

The following tables set forth information regarding outstanding equity awards held by Named Executive Officers as of December 31, 2011. In the Outstanding Equity Awards table, each outstanding stock option award is listed individually along with the breakout of the number of stock options, which are exercisable and unexercisable.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(39)
Robert O. Carr	―		1,000,000	(1)(7)	$22.00	August 6, 2013	132,500	(3)(10)	$3,227,700
	―		697,500	(2)	$8.88	May 11, 2014	220,000	(4)(11)	$5,359,200
	―		232,500	(8)	$8.88	May 11, 2014	95,541	(5)(12)	$2,327,379
	25,000		225,000	(9)	$15.22	July 22, 2015	31,847	(6)(13)	$775,793
Robert H.B. Baldwin, Jr.	22,636		―		$5.00	February 12, 2012	13,000	(3)(17)	$316,680
	9,700		―		$25.64	February 16, 2012	60,000	(4)(18)	$1,461,600
	―		350,000	(1)(14)	$22.00	August 6, 2013	23,885	(5)(19)	$581,839
	47,650		47,650	(15)	$8.88	May 11, 2014	7,962	(6)(20)	$193,954
	31,250		93,750	(16)	$15.22	July 22, 2015	―		―
Maria Rueda	―		―		―	―	50,000	(21)	$1,218,000
	―		―		―	―	19,108	(5)(22)	$465,471
	―		―		―	―	6,369	(6)(23)	$155,149
Charles H.N. Kallenbach	50,000	(24)	―		$28.25	January 2, 2012	7,500	(3)(28)	$182,700
	―		25,000	(1)(25)	$22.00	August 6, 2013	6,000	(4)(29)	$146,160
	20,000		20,000	(26)	$8.88	May 11, 2014	16,720	(5)(30)	$407,299
	11,250		33,750	(27)	$15.22	July 22, 2015	5,573	(6)(31)	$135,758
Kris Herrin	20,250		6,750	(32)	$25.93	May 29, 2013	10,000	(4)(36)	$243,600
	5,625		11,250	(33)	$8.88	May 11, 2014	9,554	(5)(37)	$232,735
	6,250		12,500	(34)	$12.16	November 6, 2014	3,185	(6)(38)	$77,587
	4,375		13,125	(35)	$15.22	July 22, 2015	―		―

(1)	In the third quarter of 2008, our Board of Directors approved a performance-based stock option program. Under this program, we granted 2.5 million performance-based stock options to our employees including those grants to Named Executives dated August 6, 2008 listed in the above table. These stock options have a five-year term and would vest in equal amounts in 2011, 2012 and 2013 only if over the term of the stock options, both of the following performance conditions are achieved:
•	Consolidated net revenue grows at a compound annual rate of at least 15%; and
•	fully diluted EPS grows at a compound annual rate of at least 25%.

We believe that achieving these performance conditions is not “more likely than not” to occur therefore, no share-based compensation expense has been recorded for these stock options. The evaluation of the likelihood of achieving these performance conditions will be repeated quarterly, and at such point that vesting of some or all of the options becomes more likely than not, share-based compensation expense will be recorded.

(2)	In the second quarter of 2009, the Company’s Board of Directors approved grants of stock options subject to multiple vesting conditions. Under these stock options, the employee must provide continuous service over four years and a market price condition must be satisfied within those four years. These stock options have a five-year term and could vest in equal amounts in 2010, 2011, 2012 and 2013 only if during the four-year service period, the price of the Company’s common stock as reported by the New York Stock Exchange exceeds two
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or three times the exercise price for 30 consecutive trading days. The grant date fair values of these multiple vesting condition options are recognized as compensation expense over their four-year service periods. The two times market condition was met in 2011 and 232,500 stock options had vested and been exercised. Additional stock options which had been subject to the two times market condition will vest as follows: 116,250 stock options will become exercisable on May 11, 2012 and 116,250 stock options will become exercisable on May 11, 2013. As of December 31, 2011, none of the 465,000 stock options requiring the three times market condition had vested. However, in March 2012, the three times market condition was achieved and 232,500 stock options became exercisable, 116,250 stock options will become exercisable on May 11, 2012 and 116,250 stock options will become exercisable on May 11, 2013.

(3)	In the second quarter of 2009, the Company’s Board of Directors approved grants of 336,000 Restricted Share Units. These Restricted Share Units are nonvested share awards which will vest over a four-year service period as employees perform service. The closing price of the Company’s common stock on the grant date equals the grant date fair value of these nonvested share awards and will be recognized as compensation expense over their four-year service periods.

(4)	In the fourth quarter of 2010, our Board of Directors approved grants of 508,800 performance-based Restricted Share Units to our employees, including the Named Executive Officers. These Restricted Share Units are nonvested share awards which would vest 50% in 2013, 25% in 2014, and 25% in 2015 only if over the term of these Restricted Share Units, the following diluted earnings per share targets for the years ended December 31, 2012, 2013 and 2014 are achieved:
	2012	2013	2014
Diluted Earnings Per Share (a)	$1.48	$1.74	$2.04

(a) Calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense.

As of December 31, 2011, management believed that achieving these performance targets was “more likely than not” to occur and we began recording share-based compensation expense for these Restricted Share Units. The closing price of the Company's common stock on the grant date equals the grant date fair value of these nonvested Restricted Share Units awards and will be recognized as compensation expense over their vesting periods.

(5)	In the fourth quarter of 2011, our Board of Directors approved grants of 164,808 performance-based Restricted Stock Units to our Named Executive Officers. These Restricted Stock Units are nonvested share awards which would vest 50% in 2014 and 50% in 2015 only if we achieve a diluted earnings per share compound annual growth rate ("CAGR") of seventeen percent (17%) for the two-year period ending December 31, 2013. Diluted earnings per share will be calculated on a Pro Forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of Stock Compensation Expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2013 is above the 17% target, the number of shares underlying the Restricted Stock Units awarded would be increased by 3.09%; provided, however, that the maximum increase in the number of shares that may be awarded is 100%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2013 is below the 17% target, the number of shares underlying the Restricted Stock Units awarded would be decreased by 1.13%. If the target CAGR is missed by 80% or more, then the number of shares awarded is zero.

As of December 31, 2011, management believed that achieving the 17% two-year CAGR target was “more likely than not” to occur and began recording share-based compensation expense for these Restricted Stock Units. The closing price of our common stock on the grant date equals the grant date fair value of these nonvested Restricted Stock Units awards and will be recognized as compensation expense over their vesting periods.

(6)	In the fourth quarter of 2011, our Board of Directors approved grants of 54,936 service vesting Restricted Stock Units to our Named Executive Officers. These Restricted Stock Units are nonvested share awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service. The closing price of our common stock on the grant date equals the grant date fair value of these nonvested Restricted Stock Units awards and will be recognized as compensation expense over their vesting periods.
(7)	If and only if the performance conditions identified in (1) above are achieved, 333,330 stock options would become exercisable immediately, 333,330 stock options would become exercisable on May 5, 2012, and 333,340 stock options would become exercisable on May 5, 2013.
(8)	116,250 stock options will become exercisable on May 11, 2012 and 116,250 stock options will become exercisable on May 11, 2013.
(9)	75,000 stock options will become exercisable on July 22, 2012, 75,000 stock options will become exercisable on July 22, 2013 and 75,000 stock options will become exercisable on July 22, 2014.
(10)	66,250 Restricted Share Units will vest on May 11, 2012 and 66,250 Restricted Share Units will vest on May 11, 2013.
(11)	If and only if the performance conditions identified in (4) above are achieved, 110,000 Restricted Share Units will vest on March 1, 2013, 55,000 Restricted Share Units will vest on March 1, 2014, and 55,000 Restricted Share Units will vest on March 1, 2015.
(12)	If and only if the performance conditions identified in (5) above are achieved 47,770 Restricted Share Units will vest on March 1, 2014 and 47,771 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.
(13)	7,961 Restricted Share Units will vest on December 22, 2012, 7,961 Restricted Share Units will vest on December 22, 2013, 7,961 Restricted Share Units will vest on December 22, 2014, and 7,962 Restricted Share Units will vest on December 22, 2015.
(14)	If and only if the performance conditions identified in (1) above are achieved, 116,665 stock options would become exercisable immediately, 116,665 stock options would become exercisable on May 5, 2012, and 116,670 stock options would become exercisable on May 5, 2013.
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(15)	23,825 stock options became exercisable on May 11, 2010, 23,825 stock options became exercisable on May 11, 2011, 23,825 stock options will become exercisable on May 11, 2012 and 23,825 stock options will become exercisable on May 11, 2013.
(16)	31,250 stock options became exercisable on July 22, 2011, 31,250 stock options will become exercisable on July 22, 2012, 31,250 stock options will become exercisable on July 22, 2013 and 31,250 stock options will become exercisable on July 22, 2014.
(17)	6,500 Restricted Share Units will vest on May 11, 2012 and 6,500 Restricted Share Units will vest on May 11, 2013.
(18)	If and only if the performance conditions identified in (4) above are achieved, 30,000 Restricted Share Units will vest on March 1, 2013, 15,000 Restricted Share Units will vest on March 1, 2014, and 15,000 Restricted Share Units will vest on March 1, 2015.
(19)	If and only if the performance conditions identified in (5) above are achieved 11,942 Restricted Share Units will vest on March 1, 2014 and 11,943 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.
(20)	1,991 Restricted Share Units will vest on December 22, 2012, 1,991 Restricted Share Units will vest on December 22, 2013, 1,990 Restricted Share Units will vest on December 22, 2014, and 1,990 Restricted Share Units will vest on December 22, 2015.
(21)	12,500 Restricted Share Units will vest on April 18, 2012, 12,500 Restricted Share Units will vest on April 18, 2013, 12,500 Restricted Share Units will vest on April 18, 2014, and 12,500 Restricted Share Units will vest on April 18, 2015.
(22)	If and only if the performance conditions identified in (5) above are achieved 9,554 Restricted Share Units will vest on March 1, 2014 and 9,554 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.
(23)	1,592 Restricted Share Units will vest on December 22, 2012, 1,592 Restricted Share Units will vest on December 22, 2013, 1,592 Restricted Share Units will vest on December 22, 2014, and 1,593 Restricted Share Units will vest on December 22, 2015.
(24)	12,500 stock options became exercisable on January 2, 2008, 12,500 stock options became exercisable on January 2, 2009, 12,500 stock options became exercisable on January 2, 2010, and 12,500 stock options became exercisable on January 2, 2011.
(25)	If and only if the performance conditions identified in (1) above are achieved, 8,333 stock options would become exercisable immediately, 8,333 stock options would become exercisable on May 5, 2012, and 8,334 stock options would become exercisable on May 5, 2013.
(26)	10,000 stock options became exercisable on May 11, 2010, 10,000 stock options became exercisable on May 11, 2011, 10,000 stock options will become exercisable on May 11, 2012 and 10,000 stock options will become exercisable on May 11, 2013.
(27)	11,250 stock options became exercisable on July 22, 2011, 11,250 stock options will become exercisable on July 22, 2012, 11,250 stock options will become exercisable on July 22, 2013 and 11,250 stock options will become exercisable on July 22, 2014.
(28)	3,750 Restricted Share Units will vest on May 11, 2012 and 3,750 Restricted Share Units will vest on May 11, 2013.
(29)	If and only if the performance conditions identified in (4) above are achieved, 3,000 Restricted Share Units will vest on March 1, 2013, 1,500 Restricted Share Units will vest on March 1, 2014, and 1,500 Restricted Share Units will vest on March 1, 2015.
(30)	If and only if the performance conditions identified in (5) above are achieved 8,360 Restricted Share Units will vest on March 1, 2014 and 8,360 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.
(31)	1,393 Restricted Share Units will vest on December 22, 2012, 1,393 Restricted Share Units will vest on December 22, 2013, 1,393 Restricted Share Units will vest on December 22, 2014, and 1,394 Restricted Share Units will vest on December 22, 2015.
(32)	6,750 stock options became exercisable on May 29, 2009, 6,750 stock options became exercisable on May 29, 2010, 6,750 stock options became exercisable on May 29, 2011, and 6,750 stock options will become exercisable on May 29, 2012.
(33)	5,625 stock options became exercisable on May 11, 2010, 5,625 stock options became exercisable on May 11, 2011, 5,625 stock options will become exercisable on May 11, 2012 and 5,625 stock options will become exercisable on May 11, 2013.
(34)	6,250 stock options became exercisable on November 6, 2010, 6,250 stock options became exercisable on November, 2011, 6,250 stock options will become exercisable on November 6, 2012 and 6,250 stock options will become exercisable on November, 2013.
(35)	4,375 stock options became exercisable on July 22, 2011, 4,375 stock options will become exercisable on July 22, 2012, 4,375 stock options will become exercisable on July 22, 2013 and 4,375 stock options will become exercisable on July 22, 2014
(36)	If and only if the performance conditions identified in (4) above are achieved, 5,000 Restricted Share Units will vest in 2013, 2,500 Restricted Share Units will vest in 2014, and 2,500 Restricted Share Units will vest in 2015.
(37)	If and only if the performance conditions identified in (5) above are achieved 4,777 Restricted Share Units will vest on March 1, 2014 and 4,777 Restricted Share Units will vest on March 1, 2015. The number of Restricted Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.
(38)	796 Restricted Share Units will vest on December 22, 2012, 796 Restricted Share Units will vest on December 22, 2013, 796 Restricted Share Units will vest on December 22, 2014, and 797 Restricted Share Units will vest on December 22, 2015.
(39)	Market values for the units of stock that have not vested are based on the $24.36 per share closing price of company’s stock as of December 31, 2011.

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Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2011

The following table sets forth the number of stock options exercised and Restricted Stock Units vested during 2011 by the Named Executive Officers and the value realized on exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert O. Carr	398,750	$3,823,408	66,250	$1,352,825
Robert H.B. Baldwin, Jr.	280,000	$4,343,852	6,500	$ 132,730
Maria Rueda	―	―	―	―
Charles H.N. Kallenbach	―	―	3,750	$ 76,575
Kris Herrin	11,875	$125,294	―	―

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

In November 2001, Robert O. Carr entered into an employee confidential information and non-competition agreement with us, which was amended and restated on May 4, 2007 and amended on May 11, 2009. Subject to Mr. Carr’s compliance with the non-competition, non-solicitation and other covenants set forth therein, his agreement provides that in the event Mr. Carr is terminated by us for other than cause (as defined in his agreement) or disability (as defined in his agreement), he will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a two year period plus medical benefits for two years. However, in the event of an involuntary termination of Mr. Carr’s employment other than for cause following a change in control (as defined in his agreement), the agreement contains a double trigger severance provision pursuant to which Mr. Carr will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a one year period plus medical benefits for one year. In addition, if Mr. Carr’s employment is terminated by us other than for cause or his employment with us is terminated due to his death, he shall also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive based on the number of days he was employed by us during such year. In the event of a change of control of our Company (as defined in our amended and restated 2008 Equity Incentive Plan), Mr. Carr’s time vesting options that he received on May 11, 2009 and July 22, 2010, which are described above, will immediately vest and become exercisable and the restricted stock units he received on May 11, 2009 will immediately vest and the shares of our common stock underlying such restricted stock units will be paid to Mr. Carr. Additionally, in the event of a change in control of our Company, the performance based options Mr. Carr received on May 11, 2009, which are described above, will immediately vest and become exercisable as the above described price per share goal have been achieved in accordance with the vesting schedule of such options.

On April 11, 2011, Maria Rueda entered into an employee confidential information and non-competition agreement with us. On April 1, 2008, Kris Herrin entered into an employee confidential information and non-competition agreement with us. On April 4, 2007, Charles H.N. Kallenbach entered into an employee confidential information and non-competition agreement with us. On March 16, 2007, Robert H.B. Baldwin entered into amended and restated confidential information and non-competition agreements with us. Subject to the executive’s compliance with the non-competition, non-solicitation and other covenants set forth therein, all of these agreements provide that in the event these executives are terminated by us for other than cause (as defined in the agreements) or disability (as

29

defined in the agreements), they will be entitled to receive severance pay in an amount equal to the wages that would have been paid to them during a one year period plus medical benefits for one year. In addition, if the employment of the executives is terminated by us other than for cause or their employment with us is terminated due to their death, they shall also be entitled to receive a pro rata portion of any annual bonus that they would have been entitled to receive based on the number of days they were employed by us during such year or, if their bonus was payable on a quarterly rather than an annual basis, then they shall be entitled to receive a pro rata portion of any bonus that they would have been entitled to receive for the fiscal quarter in which they were terminated.

In the event of a change of control of our Company that was approved by a majority of the our Board of Directors and our stockholders that represents a 25% premium in our common stock price over the average trading price of our common stock over the 30 trading days prior to the offer for our Company and the acquisition of our Company is completed thereto, then all of performance-based restricted stock units granted to Messrs. Carr, Baldwin, Kallenbach and Herrin on December 10, 2010, which are described above, will vest and the shares of our common stock underlying such restricted stock units will be issued and delivered.

The award agreements for the service-based restricted stock units and performance-based restricted stock units granted to each of our named executive officers on December 22, 2011, which are described above, contain double trigger accelerated vesting provisions wherein after a change in control and an executive officer's termination of employment for certain reasons, the unvested service-based restricted stock units and performance-based restricted stock units immediately vest and the shares of our common stock underlying such restricted stock units will be issued and delivered. Additionally, in the event of a change of control, the performance benchmarks described above shall be deemed to be earned at the higher of the Target EPS or the actual performance of our Company at the time of the change of control (measured through the most recently completed quarter prior to the transaction).

In addition, pursuant to the terms of our amended and restated 2008 Equity Incentive Plan, vesting of certain stock options granted to our named executive officers may accelerate upon a change in control of our Company and/or upon termination of our named executive officers’ employment without cause at the discretion of our Compensation Committee.

The following table provides a quantitative description of the payments and benefits payable upon termination of employment other than for cause, termination of employment due to death and/or termination of employment other than for cause following a change in control of our Company, assuming a termination date as of December 31, 2011 and payment of a bonus under the agreements at target levels. Estimated stock and option values were calculated assuming the closing price of our common stock on December 31, 2011 of $24.36:

Named Executive Officer	Severance Payment	Estimated Value of Benefits	Bonus	Estimated Value of Acceleration of Vesting of Stock Options and Restricted Stock Units	Total
Robert O. Carr
Termination of Employment without Cause	$1,465,750	$12,639	$732,875(a)	NA	$2,211,264
Termination of Employment due to Death	NA	NA	$732,875(a)	NA	$732,875
Termination of Employment After a Change in Control	$732,875	NA	NA	$20,944,772	$21,677,647
Robert H.B. Baldwin, Jr.
Termination of Employment without Cause	$440,750	$12,639	$220,375(a)	NA	$673,764
Termination of Employment due to Death	NA	NA	$220,375(a)	NA	$220,375
Change in Control	NA	NA	NA	$2,237,393	$2,237,393

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Named Executive Officer	Severance Payment	Estimated Value of Benefits	Bonus	Estimated Value of Acceleration of Vesting of Stock Options and Restricted Stock Units	Total
Maria Rueda
Termination of Employment without Cause	$400,000	$4,837	$200,000(a)	NA	$604,837
Termination of Employment due to Death	NA	NA	$200,000(a)	NA	$200,000
Change in Control	NA	NA	NA	$1,838,620	$1,838,620
Charles H.N. Kallenbach
Termination of Employment without Cause	$358,750	$12,639	$179,385(a)	NA	$550,774
Termination of Employment due to Death	NA	NA	$179,385(a)	NA	$179,385
Change in Control	NA	NA	NA	$689,217	$689,217
Kris Herrin
Termination of Employment without Cause	$230,601	$12,639	$115,301(a)	NA	$358,541
Termination of Employment due to Death	NA	NA	$115,301(a)	NA	$115,301
Change in Control	NA	NA	NA	$553,922	$553,922
(a)	In the event of termination other than for cause or termination due to death, annual bonus would be paid on a pro rata computation based on the number of days the executive was employed by us during such year.

For additional information on termination payments, see the discussion of “Severance” in the Compensation Disclosure and Analysis section above. Other than as noted, the Company does not provide change of control benefits to its named executive officers.

Equity Compensation Plan Information as of December 31, 2011

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	7,061,997	$16.39	7,061,997
Equity compensation plans not approved by security holders	None	N/A	None
Total	7,061,997	$16.39	7,061,997

Valuation of Our Common Stock

On March 14, 2012, the closing price of our Common Stock, as reported on the New York Stock Exchange, was $29.30 per share.

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Indemnification Arrangements

         Our Bylaws provide that our Directors, and subject to the Board’s discretion, our officers, shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our Directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the Company’s 2012 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE
Robert H. Niehaus, Chairman
Mitchell L. Hollin
Jonathan J. Palmer

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information relating to the beneficial ownership of our common stock as of March 31, 2012, by each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our Named Executive Officers and our Directors, and all of our Named Executive Officers and Directors as a group.

Each stockholder’s percentage ownership in the following table is based on 38,926,803 shares of common stock outstanding as of March 31, 2012, except as otherwise noted in the footnotes below.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. The address of the executive officers and Directors is c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% Holders:
FMR LLC	5,724,718	(1)	14.7%
Delaware Management Holdings	3,738,266	(2)	9.6%
BlackRock Inc.	2,792,357	(3)	7.2%
Vanguard	2,199,835	(4)	5.7%

Directors and Named Executive Officers:
Robert O. Carr	523,487	(5)	1.3%
Robert H.B. Baldwin, Jr.	714,782	(6)	1.8%
Maria Rueda	12,500	(7)	*
Charles H.N. Kallenbach	48,768	(8)	*
Kris Herrin	21,825	(9)	*
Mitchell L. Hollin	80,460	(10)	*
Robert H. Niehaus	178,079	(11)	*
Marc J. Ostro, Ph.D.	69,864	(12)	*
Jonathan J. Palmer	64,185	(13)	*
George F. Raymond	30,864	(14)	*
Richard W. Vague	29,864	(15)	*

All Directors and Named Executive Officers as a group (11 persons)	1,774,728	(16)	4.5%

*	Represents less than one percent of the outstanding shares of common stock.

(1)	Information regarding these shares is based on a Schedule 13G filed by FMR LLC, a parent holding company, with the SEC on February 13, 2012. FMR is deemed to be the beneficial owner of 5,724,718 shares of common stock as a result of Fidelity Management and Research Company, a wholly owned subsidiary of FMR, acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR LLC’s address is 82 Devonshire Street Boston, Massachusetts 02109.
(2)	Information regarding these shares is based on a Schedule 13G filed by Delaware Management Holdings, a parent holding company, for all reporting persons as a group with the SEC on February 10, 2012. Delaware Management Holdings is deemed to be the beneficial owner of the 3,738,266 shares of common stock held by various of its subsidiaries or investment companies. Delaware Management Holdings’ address is 2005 Market Street Philadelphia, PA 19103.
(3)	Information regarding these shares is based on a Schedule 13G/A filed by BlackRock, Inc., a parent holding company, with the SEC on January 20, 2012. BlackRock, Inc. is deemed to be the beneficial owner of 2,792,357 shares of common stock as a result of its subsidiaries having the rights to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of common stock. BlackRock Inc.’s address is 40 East 52nd Street New York, NY 10022.
(4)	Information regarding these shares is based on a Schedule 13G/A filed by Vanguard., a parent holding company, with the SEC on February 6, 2012. Vanguard is deemed to be the beneficial owner of 2,199,835 shares of common stock as a result of its subsidiaries having the rights to receive or the power to direct the receipt of dividends from, or the proceeds from the

33

sale of common stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Beneficial ownership consists of 108,487 shares of common stock held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr, options to purchase 348,750 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012, and 66,250 Restricted Stock Units which will vest within 60 days of March 15, 2012. Mr. Carr disclaims beneficial ownership of the shares held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr.
(6)	Beneficial ownership consists of 514,090 shares of common stock held directly by Mr. Baldwin, 142 shares of common stock held in the Heartland Payment Systems, Inc. 401(K) Plan, 91,325 shares of common stock held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004, options to purchase 102,725 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012 and 6,500 Restricted Stock Units which will vest within 60 days of March 31, 2012. Mr. Baldwin disclaims beneficial ownership of the shares held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004.
(7)	Beneficial ownership consists of 12,500 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(8)	Beneficial ownership consists of 3,768 shares of common stock held by Mr. Kallenbach, and options issued to Mr. Kallenbach to purchase 41,250 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012 and 3,750 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(9)	Beneficial ownership consists of options issued to Mr. Herrin to purchase 21,825 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012.
(10)	Beneficial ownership consists of 55,596 shares of common stock held by Mr. Hollin, and options to purchase 21,666 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012, and 3,198 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(11)	Beneficial ownership consists of 134,215 shares of common stock held by Mr. Niehaus; 10,000 shares held by The Robert and Kate Niehaus Foundation, 3,000 shares held by The John Robert Niehaus 1994 Trust; 3,000 shares held by The Peter Southworth Niehaus 1994 Trust; 3,000 shares held by The Ann Southworth Niehaus 1994 Trust; options to purchase 21,666 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012, and 3,198 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(12)	Beneficial ownership consists of 45,000 shares of common stock held by Dr. Ostro, options to purchase 21,666 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012, and 3,198 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(13)	Beneficial ownership consists of 39,321 shares of common stock held by Mr. Palmer, options to purchase 21,666 shares of common stock under our Equity Incentive Plans, which are exercisable within 60 days of March 31, 2012, and 3,198 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(14)	Beneficial ownership consists of 6,000 shares of common stock held by Mr. Raymond, options to purchase 21,666 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012, and 3,198 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(15)	Beneficial ownership consists of options held by Mr. Vague to purchase 26,666 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012, and 3,198 Restricted Stock Units which will vest within 60 days of March 31, 2012.
(16)	Includes options to purchase an aggregate of 649,596 shares of common stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2012, and 108,188 Restricted Stock Units which will vest within 60 days of March 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, there has not been, nor is there currently planned, any related party transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest. The term “related party transaction” shall refer to transactions required to be disclosed by us pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Jeffrey T. Nichols, Robert O. Carr’s son-in-law, is the Executive Director of Heartland’s Service Center Operations and was paid a salary of $141,000 in the year ended December 31, 2011.

We have granted options under our stock option plans to some of our executive officers. We have also entered into indemnification agreements with each of our executive officers and Directors. See sections entitled, “Potential Payments Upon Termination or Change in Control” and “Indemnification Arrangements,” above.

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All future related party transactions, including sales of stock, options or warrants, loans of any kind, or similar transactions, if any, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. Our policies on these types of related party transactions are contained in our Corporate Governance Guidelines and can be accessed at www.heartlandpaymentsystems.com.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the years ending December 31, 2011 and 2010.

Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $1,296,176 for 2011 and $1,043,392 for 2010.

Audit-Related Fees

No fees were billed by Deloitte for professional services under this category for 2011 or 2010.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning were $69,260 for 2010. No fees were billed by Deloitte for professional services under this category for 2011. The fees primarily related to services provided in connection with our tax return preparation and compliance and sales tax return preparation and compliance.

All Other Fees

No other fees were billed by Deloitte in 2011 or 2010.

Audit Committee Pre-Approval Policies

Our Audit Committee pre-approves any audit and audit-related services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In determining whether to pre-approve a non-audit service, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize potential impairments to the objectivity of the independent auditor, it has been the Audit Committee’s practice to limit the non-audit services that may be provided by our independent registered accounting firm to tax return, compliance and planning services.

All of the services described under the captions Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were approved by the Audit Committee in accordance with the foregoing policy.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2011 included Messrs. Hollin, Niehaus and Palmer. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or our Compensation Committee. No member of our Compensation Committee has ever been an officer or employee of ours. There are no family relationships among any of our Directors or executive officers.

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Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer (i.e., principal executive officer), Chief Financial Officer (i.e., principal financial officer and principal accounting officer), controller and any other person performing similar functions. We believe our Code of Ethics complies with the requirements of Item 406 of Regulation S-K and a copy of our Code of Ethics is available on the Corporate Governance page of our website at www.heartlandpaymentsystems.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during the year ended December 31, 2011, such SEC filing requirements were satisfied.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

All stockholder proposals intended to be presented at our 2013 annual meeting and included in next year’s Proxy Statement must be submitted in writing to: Nominating/Corporate Governance Committee, c/o Charles Kallenbach, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. In accordance with Rule 14a-8 under the Exchange Act, to be considered timely, these stockholder proposals must be received by us no later than December 13, 2012, and must comply in all other respects with the Company’s Bylaws and applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Under the Company’s Bylaws, any such proposal submitted with respect to our 2013 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if we do not receive written notice of that proposal at least one hundred twenty (120) days prior to the date of the 2013 annual meeting.

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or Charles Kallenbach at the Company by telephone at: (609) 683-3831, extension 2224. The voting instruction sent to a street-name stockholder should provide information on how to request (i) householding of future Company materials or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

Important Notice Regarding The Availability of Proxy Materials for the Stockholder Meeting To Be Held On May 4, 2012.

The Proxy Statement is available under the “Proxy Materials” link on our investor relations website at www.heartlandpaymentsystems.com/investor.aspx.

The Annual Meeting will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, on Friday, May 4, 2012 at 10:00 a.m. (local time), for the following purposes:

1.	To elect seven (7) Directors, nominated by the Board of Directors, to the Company’s Board of Directors for terms expiring at the 2013 Annual Meeting and until their successors are duly elected and qualified as provided in the Company’s Bylaws;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

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3.	To approve, by a non-binding advisory vote, our executive compensation; and
4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The proxy is being solicited on behalf of the Board of Directors and the Board of Directors recommends that our stockholders vote for the approval of all matters. The materials available at our website will include a copy of this Proxy Statement, the Proxy Card and our 2011 Annual Report.

OTHER MATTERS

Discretionary Authority

The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement, we do not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above. If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority to the extent permitted by applicable law.

By Order of the Board of Directors,

/s/ Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Corporate Secretary
Date: April 6, 2012

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PROXY

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NEW JERSEY 08542

The undersigned holder of Common Stock of Heartland Payment Systems, Inc. (the “Company”) hereby constitutes and appoints Robert O. Carr and Robert H.B. Baldwin, Jr. and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned to vote the shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, on Friday, May 4, 2012 at 10:00 a.m., local time, or at any and all adjournments thereof, on all matters as may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meetings.

Each of such attorneys and proxies present at the meeting shall and may exercise the powers granted hereunder.

Said attorneys and proxies are hereby instructed to vote as specified below. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1-4 BELOW.

1.	Election of the following seven (7) nominees to serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified.
Nominees:	Robert O. Carr Mitchell L. Hollin Robert H. Niehaus	Marc J. Ostro, Ph.D. Jonathan J. Palmer	George F. Raymond Richard W. Vague

______ FOR ALL NOMINEES	______ WITHHOLD AUTHORITY FOR ALL NOMINEES	_______________________________________________________ TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.
___FOR	___AGAINST	___ABSTAIN

3.	To approve, by a non-binding advisory vote, our executive compensation.
___FOR	___AGAINST	___ABSTAIN

4.	In their discretion, to vote upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dated: _________________, 2012

Signature

Signature(s) if held jointly

Please sign your name as it appears hereon. In the case of joint owners or tenants in common, each should sign. If signing as a trustee, guardian or in any other representative capacity or on behalf of a corporation or partnership, please indicate your title.